EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
December 13, 2007

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: 214-721-9407
Chris.Bell@CrosstexEnergy.com

Media Contact:	Jill McMillan, Manager of Public & Industry Affairs
Phone: 214-721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY, L.P. ANNOUNCES PUBLIC OFFERING
OF 1.8 MILLION COMMON UNITS
DALLAS, December 13, 2007 -— Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced today that it has commenced a public offering of 1.8 million common units representing limited partner interests in the Partnership. The Partnership is expected to grant the underwriters a 30-day option to purchase an additional 270,000 common units to cover over-allotments, if any. The Partnership expects to use the net proceeds of the offering to repay outstanding borrowings under its $1.185 billion credit facility.
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 13 processing plants, four fractionators, and approximately 200 natural gas amine-treating plants and dew point control plants. Crosstex currently provides services for over 3.5 Bcf/day of natural gas, or approximately 7.0 percent of marketed U.S. daily production.
Currently, Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) owns the two percent general partner interest, a 37 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P. After the offering, the Corporation will own an approximate 36 percent limited partner interest in the Partnership, including common units and subordinated units, plus its two percent general partner interest. This limited partner ownership interest will be reduced to approximately 35 percent if the underwriters exercise their option to purchase additional common units in full.
The joint book-running managers for the offering are Goldman, Sachs & Co. and Wachovia Securities. A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses: (i) Goldman, Sachs & Co., 85 Broad Street, New York NY 10004, via fax at 212-902-9316, via e-mail at prospectus-ny@ny.email.gs.com or via phone at 1-866-471-2526 or (ii) Wachovia Securities, Attn: Equity Syndicate, 375 Park Avenue, New York NY 10152 or via e-mail at equity-syndicate@wachovia.com.

-more-

Crosstex Energy, L.P. Announces
Public Offering of 1.8 Million Common Units

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. The expectations are subject to the “Risk Factors” described in the companies’ filings with the Securities and Exchange Commission, which could cause actual results to differ materially from those in the forward looking statements. These filings are available on the companies’ Web site or upon request.
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